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                                                                     Exhibit A-1

                          CERTIFICATE OF INCORPORATION
                                       OF
                      CENTRAL KENTUCKY TRANSMISSION COMPANY

FIRST: The name of the corporation ("Corporation") is Central Kentucky Transmission Company.

SECOND: The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington 19808, County of New Castle. The name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as amended.

FOURTH: The Corporation has the authority to issue 1,000 shares of stock. The par value of each share is $.01. All such shares are of one class called Common Stock.

FIFTH: The name and the mailing address of the incorporator are Gary W. Pottorff, Corporate Secretary, NiSource Inc., 801 E. 86th Avenue, Merrillville, IN 46410.

SIXTH: The Board of Directors of the Corporation has the power to adopt, amend, or repeal the By-Laws of the Corporation.

SEVENTH: A director may not be held personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty. However, a director will be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. Any amendment or repeal of this Article will not affect the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director that occurred prior to such amendment.

I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 9th day of September, 2004.

                                     /s/ Gary W. Pottorff
                                     -------------------------------------------
                                     Gary W. Pottorff, Incorporator